Exhibit 99.1

FOR IMMEDIATE RELEASE

Canadian Heavy Oil Company Selects Wescorp NAVIGATOR Services to
Streamline Field Operations

Project Designed to Optimize Manpower, Equipment and Hydrocarbon Assets

HOUSTON, Texas and CALGARY, Alberta (Wednesday, March 5, 2008) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, announced today it has signed an agreement with a leading developer of Canadian oil sands to deploy Wescorp’s NAVIGATOR Process Management Services to enhance scheduling and logistical issues for its properties in Western Canada.

Wescorp’s NAVIGATOR services will help streamline operations for a project that is currently valued in excess of $1 billion by independent assessments.

“This company selected Wescorp because of NAVIGATOR’S unique ability to deal with a wide variety of challenges companies are facing today,” said Doug Biles, president and CEO for Wescorp Energy. “Wescorp's NAVIGATOR will customize its solutions to meet the specific needs of this customer. This customization will employ a three-step approach of assessment, engineering and process management to maximize operating efficiency and trim costs. To achieve this goal, Wescorp will initiate NAVIGATOR Process Management Services to reduce the daily complexities as well as to lower costs of oil and gas field operations; managing the interactions of people, processes and equipment.”

“Our new customer uses leading edge business and engineering processes enabled by relevant technologies,” said Wescorp Chief Operating Officer Scott Shemwell. “We believe the implementation of NAVIGATOR services will provide significant economic value to this organization.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:	Media contact:
David Jones	Virginia Brooks
Wescorp Energy, Inc.	for Wescorp Energy, Inc.
Toll Free: 1.877.247.1975	Direct: 1.903.532.9714
Direct: 1.705.845.0933	virginia@brooksandassociatespr.com
Email: djones@wescorpenergy.com